EcoloCap Solutions Inc. (OTCBB: ECOS)

For Immediate Release

ECOLOCAP SOLUTIONS INC. ANALYZES M-FUEL USERS CARBON CREDIT EARNING
POTENTIAL

Barrington, IL - October 29, 2009 - EcoloCap Solutions Inc. (OTCBB: ECOS), through its subsidiary EcoloCap Solutions Canada Inc. ('EcoloCap Canada'), today announced that it is conducting an analysis of MBT M-Fuels impact on the environment in relation to its carbon credit earning potential, and the economic significance for M-Fuel users.

EcoloCap Canada, having developed over a dozen Clean Development Mechanism ('CDM') projects, is a leading provider of carbon credit origination and consultancy services to the world's environmental and energy markets, and is providing ongoing advisory for all M-Fuel users.

MBT's M-Fuel has been proven through laboratory tests and on site usage to reduce fuel costs by some 25%, depending on the cost of preprocessed fuel. In addition, it reduces the emission of greenhouse gases on an average of 60%, resulting in the creation of an important source of Certified Emission Reduction (CER) credits. Potential M-Fuel users such as, fleet operators of buses, trucks, boats, heavy equipment, and fixed machinery, will financially benefit not only from the considerable fuel cost savings, but from CER generated income as well.

An analysis being conducted by Dr. Tri Vu Truong, CEO of EcoloCap Canada, conservatively estimates that considering the existing projections, M-Fuel will produce several million CER's per year. With CER's presently trading at over $19 USD on the world market, the economic impact contributes significantly to the already promising proposition.

Dr. Truong cites the following example from his ongoing analysis: 'A 55,000 horsepower ship traveling 12,000 miles roundtrip between Inchon, Korea and Los Angeles, USA uses approximately 945,000 gallons per trip of bunker oil at $1.54 USD per gallon. Based on an average of 5 trips per year, using M-fuel as an alternative, fuel cost would be reduced by $200,000 USD per trip or $1,000,000
USD annually.   At the same time, CO2 emissions would be reduced by 220,000 tons per trip, generating $4,000,000 USD of Carbon Credits annually.'

Dr. Truong concludes: 'We are thrilled with M-Fuels initial results and will continue to evaluate its impact on the environment in the form of Carbon Credits earned and its users overall financial benefits'.

Further information on EcoloCap Solutions Inc. and its subsidiaries may be found at, www.ecolocap.com. Requests to receive project materials, company updates, and product information should be sent to Info@ecolocap.com.


About The Company: EcoloCap Solutions Inc. (OTCBB: ECOS) and its subsidiaries Micro Bubble Technologies Inc. ('MBT'), K-MBT Inc., and EcoloCap Solutions Inc. Canada are an integrated and complementary network of environmentally focused technology companies that utilize advanced nanotechnology to design, develop, manufacture and sell cleaner alternative energy. Their portfolio of products and services include MBT's Carbon Nano Tube Battery (CNT-Battery), a rechargeable battery that surpasses the performance capabilities of any existing battery, MBT's M-Fuel, an innovative suspension fuel for non-gasoline applications that surpasses all conventional fuels' costs and efficiencies, and EcoloCap Solutions Inc. Canada's comprehensive Carbon Credit Trading consultancy services. EcoloCap markets its products worldwide, directly and through agreements with distributors. For additional information, please visit the EcoloCap website, www.EcoloCap.com, or send an inquiry to Info@EcoloCap.com.

Company Contact Information:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
Tel:  (866) 479-7041
Fax: (847) 919-8440
Email:  Info@EcoloCap.com

This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions and actual events may differ materially. Please refer to documents that EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materials from those contained in the forward-looking statements.